Exhibit 23.2
CONSENT OF KPMG LLP
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Martin Midstream GP, LLC:
We consent to the use of our reports dated March 5, 2007 (except for Note 21 which is as of December 14, 2007), with respect to the consolidated balance sheets of Martin Midstream Partners L.P. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in capital, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the Current Report on Form 8-K filed by Martin Midstream Partners L.P. on December 18, 2007, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

KPMG LLP
Shreveport, Louisiana
December 14, 2007